Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in Amendment No. 3 to Registration Statement on Form S-1 and related prospectus of Covanta Holding Corporation for the registration of warrants to purchase up to 5,700,000 shares of its common stock dated on or about December 14, 2005 of our report dated February 14, 2005, with respect to the consolidated balance sheets of Quezon Power, Inc. as of and for the years ended December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the three years ended December 31, 2004 included in Covanta Holding Corporation’s Annual Report (Form 10-K and 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission. We consent to the reference to our firm under the heading “Experts” in the prospectus.
/s/ Sycip Gorres Velayo & Co.
A Member Practice of Ernst & Young Global
Makati City, Philippines
December 14, 2005